STOCK PURCHASE AGREEMENT

BY AND AMONG

DXP ENTERPRISES, INC.,

VERTEX CORPORATE HOLDINGS, INC.,

THE STOCKHOLDERS OF
VERTEX CORPORATE HOLDINGS, INC.

AND

WATERMILL-VERTEX ENTERPRISES, LLC,
AS REPRESENTATIVE
OF THE STOCKHOLDERS OF
VERTEX CORPORATE HOLDINGS, INC.

Dated as of August 28, 2008

Schedule I - List of Stockholders of the Company

Exhibits

Exhibit A                      Calculation of Working Capital
Exhibit B                      Escrow Agreement
Exhibit C                      Employment Agreements
Exhibit D                      Form of Release and Waiver
Exhibit E                      Form of Non-Competition/Non-Solicitation Agreements

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 28, 2008, is made by and among DXP Enterprises, Inc., a Texas corporation (“Purchaser”), Vertex Corporate Holdings, Inc., a Delaware corporation (the “Company”), all of the stockholders of the Company as listed on Schedule I hereto (the “Stockholders”), and Watermill-Vertex Enterprises, LLC, the representative on behalf of the Stockholders (the “Representative”).

WHEREAS, the Company and its Subsidiaries are engaged in the business of sales, marketing and distribution of industrial fasteners and other activities related thereto;

WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Stockholders desire to sell the Shares and Purchaser desires to purchase the Shares and enter into the other transactions contemplated herein upon the terms and subject to the conditions set forth herein (collectively, the “Transactions”);

WHEREAS, immediately prior to the execution and delivery hereof, the Company effected a reorganization (the “Reorganization”) pursuant to that certain Agreement and Plan of Merger, dated as of August 28, 2008, by and among the Company, HMK-Vertex Holdings I, Inc., a Delaware corporation and prior indirect stockholder of the Company (“Holdings-I”), HMK-Vertex Holdings II, Inc., a Delaware corporation and prior indirect stockholder of the Company (“Holdings-II”), Vertex Acquisition Corp., a Delaware corporation (“Holdings-III”) and each of the other stockholders of each of the Company, Holdings-I, Holdings-II and Holdings III (the “Merger Agreement”), pursuant to which (i) Holdings-I, Holdings-II and Holdings-III were each merged with and into the Company with the Company as the surviving corporation thereto and (ii) all stockholders of Holdings-I, Holdings-II and Holdings-III (other than Holdings-I and Holdings-II) became direct stockholders of the Company and Stockholders hereunder; and

WHEREAS, the Company, Purchaser and the Stockholders desire to enter into certain other arrangements for their mutual benefit;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.1 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any suit, arbitration, investigation, cause of action, claim, complaint, criminal prosecution, governmental or administrative proceeding, or any other proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

“Approval” means any license, permit, consent, approval, authorization, order, declaration, registration, filing, waiver, qualification or certification.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Massachusetts or the State of Texas.

“Certificate of Incorporation” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and all amendments thereto, as the same may have been restated, and all amendments thereto (including any articles or certificates of merger or consolidation, certificate of correction or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

“Client” shall mean any Person to whom the Company or its Subsidiaries provides services.

“Closing Date Company Transaction Expenses” shall mean all Company Transaction Expenses unpaid immediately prior to the Closing.

“Closing Indebtedness” means all Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing.

“Closing Working Capital” shall mean the Working Capital immediately prior to the Closing, excluding therefrom any amounts included in Closing Indebtedness or Closing Date Company Transaction Expenses.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Company” shall have the meaning ascribed thereto in the preamble to this Agreement, and, for the avoidance of doubt, shall include the Company as comprised following the consummation of the Reorganization, including upon giving effect of the merger of Holdings-I, Holdings-II and Holdings-III as part thereof.

“Company Intellectual Property” means all Intellectual Property owned, used or filed by or licensed to the Company or its Subsidiaries.

“Company Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole), or (b) a material adverse effect on the ability of the Company or any of the Stockholders to consummate the Transactions; provided, however, that, in determining whether there has been a Company Material Adverse Effect, any adverse effect resulting from or attributable or relating to an Excluded Matter shall be disregarded and no Excluded Matter shall be deemed, either individually or in the aggregate, to constitute a Company Material Adverse Effect.  “Excluded Matter” means any one or more of the following:  (i) the effect of any change in the United States or foreign economies or securities or financial markets; (ii) the effect of any change that generally affects any industry in which the Company or its Subsidiaries operates that does not disproportionately affect the Company or its Subsidiaries; (iii) the effect of any action taken by Purchaser or its Affiliates (provided such action was taken without the participation or written consent of the Company or any Stockholder) with respect to the Transactions or with respect to the Company or its Subsidiaries; (iv) the effect of any changes after the date hereof in applicable Laws or accounting rules; (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the Transactions; and (vi) the indirect or consequential effect of any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Company Personnel” means any former or current director, officer or employee of the Company or of its Subsidiaries.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of its Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or Related Documents contemplated hereby or the performance or consummation of the Transactions, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries, (B) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Liens); (C) all brokers’ or finders’ fees incurred by or on behalf of the Company or any of its Subsidiaries; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (E) all change in control, sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of arrangements in effect as of the Closing in connection with the Transactions (but shall not, with respect to clause (E), include any payments related to arrangements separately created or agreed by Purchaser for compensation by the Company or any of its Subsidiaries for services of such persons following the Closing).

“Contract” means any contract, agreement, arrangement, plan, indenture, note, bond, mortgage, loan, commitment, obligation, license, lease or other instrument, and all amendments, modifications and supplements thereto.

“Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software) or (ii) assigned, registered or applied for.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Deductible” means $525,000.

“Environmental Law” means any Laws in any way relating to the protection of human health and safety, the environment or natural resources in connection with the presence of, or any Remedial Action taken in relation to, a Hazardous Material in the soil or any body of water, including but not limited to, any ground water, surface water or aquifer, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Escrow Fund” means Three Million Two Hundred Fifty Thousand Dollars and Zero Cents ($3,250,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles as recognized by the U.S. Financial Accounting Standards Board consistently applied and maintained throughout the periods indicated.

“Governmental Authority” means any government or governmental or regulatory agency, authority, department, commission, board, bureau, Court or instrumentality of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” or words of similar meaning or effect, including petroleum, petroleum hydrocarbons, and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Indebtedness” means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of the Company and/or any of its Subsidiaries for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company and/or any of its Subsidiaries is responsible or liable; (ii) all obligations of the Company and/or any of its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and/or any of its Subsidiaries and all obligations of the Company and/or any of its Subsidiaries under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of the Company and/or any of its Subsidiaries under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the Company and/or any of its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the Company and/or any of its Subsidiaries under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums, repurchase price and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock, warrants or other equity interests of the Company and/or any of its Subsidiaries; (vii) all obligations of the type referred to in clauses (i) through (vi) of the Company and/or any of its Subsidiaries for the payment of which the Company and/or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien (not including Permitted Liens) on any property or asset of the Company and/or any of its Subsidiaries (whether or not such obligation is assumed by the Company and/or any of its Subsidiaries).

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, confidential information or know-how, (v) software or computer programs, or (vi) other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” and all permutations thereof, means (i) with respect to any fact or matter pertaining to the Company and/or its Subsidiaries, the actual knowledge of the following individuals plus such knowledge as a prudent person with the title, position and/or responsibilities as such individuals have with respect to the Company and/or its Subsidiaries, as the case may be, should have:  Stephen J. Kotler and Robert Ackerman, and (ii) with respect to any fact or matter pertaining to any Subsidiary of the Company, the actual knowledge of the following individuals plus such knowledge as a prudent person with the title, position and/or responsibilities as such individuals have with respect to any Subsidiary of the Company should have: David M. Hirsch, Mark Alperin, Mark Klosek, Dave Kujanek and Peter Burke.

“Laws” means all laws (including common law), statutes, codes, licensing requirements, ordinances and Regulations of any Governmental Authority.

“Liabilities” means any damages, fines, losses, adverse claims, penalties, debts, obligations and other liabilities (including amounts paid in settlement), whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise, but excluding any incidental or consequential damages.

“Lien” means any mortgage, pledge, security interest, attachment, encumbrance, deed of trust, claim, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction or lien (statutory or otherwise).

“Mark” means any trademark, trade name, trade dress, service mark or domain name.

“Minimum Working Capital” means the Working Capital in the amount of $28,072,327.

“Neutral Auditors” means McGladrey & Pullen, LLP.

“Net Closing Indebtedness” means Closing Indebtedness, less the amount of cash held by the Company and its Subsidiaries immediately prior to the Closing as identified to Purchaser in the certificate delivered pursuant to Section 7.2(k)(i).

“Order” means any judgment, order, writ, injunction, assessment, ruling or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Permitted Liens” means (i) statutory Liens for current Taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in accordance with GAAP, (ii) statutory or common law Liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements (provided such Liens are not resulting from any breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law), (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like Liens (provided such Liens are not resulting from any breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law), (v) restrictions on transfer of securities imposed generally by applicable state and federal securities Laws, (vi) any other encumbrance affecting any asset which does not impede or otherwise affect the ownership or operation of such asset (provided such Liens are not resulting from any breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law), (vii) Liens resulting from a filing by an equipment lessor as a precautionary filing for a lease, (viii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or (ix) vendors’ Liens to secure payment (provided such Liens are not resulting from any breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law).

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint venture or other legal entity.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Documents” means the Escrow Agreement and any other agreement, instrument, document or certificate contemplated by this Agreement to be executed by the parties pursuant hereto in connection with the consummation of the Transactions.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property or any other release as defined by the Environmental Laws.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative Fund” means One Million Dollars and Zero Cents ($1,000,000.00).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, at least a majority of the stock, voting securities or other equity interests in such entity or (ii) is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.  Each reference to a “Subsidiary” or “Subsidiaries” herein shall be to those of the Company unless otherwise specifically noted in the relevant text.

“Tax Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Taxes” means (i) all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign Governmental Authority or other Governmental Authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) all interest, penalties, fines and additions to tax imposed with respect to any item described in clause (i) and (ii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision of Law) or otherwise.

“Tax Return” shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Governmental Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Watermill Realty Promissory Note” shall mean that certain demand promissory note dated as of the date hereof issued by Watermill Realty, LLC to PFI, LLC that has been assigned by PFI, LLC to the Representative, on behalf of the Stockholders, as of the date hereof.

“Working Capital” shall mean the difference whether positive or negative between (a) the current assets (excluding the Watermill Realty Promissory Note as indicated on Exhibit A) of the Company and its Subsidiaries and (b) the current liabilities of the Company and its Subsidiaries, all as calculated in accordance with Exhibit A hereto and the principles set forth thereon.  For the avoidance of doubt, any deficiency or excess of “cash” (as determined as part of the determination of Closing Working Capital) from the amount of “cash” used to determine Net Closing Indebtedness hereunder shall be included in the current assets or current liabilities for Working Capital purposes, but the amount of cash used to determine Net Closing Indebtedness shall otherwise be excluded for such purposes.

1.2 Additional Defined Terms.

The following terms shall have the meanings set forth in the sections of this Agreement indicated below:

Definition                                   Section

Agreement                                                                                                     Preamble
2006 Financials                                                                                                   4.9
2007 Financials                                                                                                   4.9
2008 Financials                                                                                                   4.9
Base Purchase Price                                                                                         2.2(a)
Closing                                                                                                        2.3
Closing Date                                                                                                   2.3
COBRA                                                                                                      4.14(p)
Company Documents                                                                                       4.5
Company Plans                                                                                                4.14(c)
Company Third Party Consents                                                                      4.6
Confidential Information                                                                                   6.5
Continuing Employee                                                                                        6.4
Continued Employee Plans                                                                               6.4
Defense                                                                                                            10.3(b)
Disclosure Schedule                                                                                    Article IV
Escrow Agreement                                                                                             2.4
Escrow Agent                                                                                                     2.4
ERISA Affiliate                                                                                                4.14(c)
Excess Adjustment Obligation                                                                       2.5(c)
Fundamental Representations                                                                       10.4(a)
Historical Financial Statements                                                                        4.9
Holdings-I                                                                                                      Recitals

Holdings-II                                                                                                      Recitals
Holdings-III                                                                                                     Recitals
Indemnification Matter                                                                                       10.3
Indemnification Notice                                                                                      10.3(a)
Indemnitee                                                                                                            10.3
Indemnitor                                                                                                            10.3
Latest Balance Sheet                                                                                            4.9
Loss                                                                                                                    10.1(a)
Material Contracts                                                                                            4.15(a)
Merger Agreement                                                                                          Recitals
Multiemployer Plan                                                                                           4.14(c)
Objection Notice                                                                                                2.5(b)
PBGC                                                                                                                   4.14(i)
Products                                                                                                              4.25
Purchaser                                                                                                         Preamble
Purchaser Benefit Plans                                                                                     6.4
Purchaser Calculated Closing Working Capital                                            2.5(a)
Purchaser Documents                                                                                        5.1
Purchaser Group                                                                                               10.1(a)
Purchaser Third Party Consents                                                                      5.3
Purchase Price                                                                                                    2.2(a)
Related Persons                                                                                                 4.24
Reorganization                                                                                                Recitals
Representative                                                                                                Preamble
Shares                                                                                                               Recitals
Stockholder Documents                                                                                     3.3
Stockholder Group                                                                                             10.2
Stockholders                                                                                                   Preamble
Straddle Period                                                                                                   10.6(c)
Tax Claim                                                                                                         10.6(d)(i)
Title IV Plans                                                                                                      4.14(c)
Transactions                                                                                                    Recitals
Transaction Expenses                                                                                        9.4(a)
Working Capital Deficiency                                                                              2.5(c)

ARTICLE II - SALE OF SHARES AND PURCHASE PRICE

2.1 Purchase and Sale of the Shares.  Subject to and in reliance upon the representations, warranties, covenants and agreements herein set forth, and the terms and conditions herein contained, at the Closing, each Stockholder shall sell and deliver to Purchaser the Shares owned by such Stockholder (as set forth opposite such Stockholder’s name on Schedule I hereto), free and clear of all Liens and duly endorsed to Purchaser or accompanied by duly executed stock powers in form satisfactory to Purchaser, and Purchaser shall purchase such Shares from the Stockholders, for the Purchase Price.

2.2 Purchase Price; Payment.
Subject to adjustment as provided in Section 2.5, the aggregate purchase price to be paid by Purchaser for the Shares pursuant to the terms of this Agreement shall equal $65,000,000.00 (the “Base Purchase Price”) minus (i) an aggregate amount equal to the Net Closing Indebtedness and (ii) an aggregate amount equal to the Closing Date Company Transaction Expenses (as so adjusted, the “Purchase Price”).
(a) At the Closing, Purchaser shall deposit or cause to be deposited (i) with the Representative the Purchase Price (less an amount equal to the sum of the Escrow Fund and the Representative Fund) for the benefit of the Stockholders, (ii) with the Escrow Agent the Escrow Fund, and (iii) with the Representative, the Representative Fund.  Allocation of the Purchase Price and any distributions to the Representative from the Escrow Fund and the Representative Fund among the Stockholders shall be made pro rata to the Stockholders in the proportions set forth on Schedule I hereto.

2.3 The Closing.  Subject to the terms and conditions hereof, the closing of the Transactions (the “Closing”) will take place on the date hereof at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA, at 10:00 a.m. (Eastern Time) or remotely via the exchange of executed documents and other closing deliverables, unless another time or date is agreed to in writing by the Company and Purchaser.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

2.4 Escrow Agent.  Wells Fargo Bank, N.A. shall act as escrow agent (in such capacity, the “Escrow Agent”) in respect of the Escrow Fund and the Representative Fund pursuant to an escrow agreement to be executed by and among the Representative, Purchaser and the Escrow Agent in substantially the form of Exhibit B hereto (the “Escrow Agreement”).  On the Closing Date, Purchaser shall, on behalf of the Stockholders, pay to the Escrow Agent to  escrow account(s) specified by the Escrow Agent an amount of the Purchase Price equal to (i) the Escrow Fund and (ii) the Representative Fund, in each case accordance with the terms of this Agreement and the Escrow Agreement.  The Escrow Agent shall hold and distribute the Escrow Fund and the Representative Fund in separate accounts and otherwise in accordance with the terms of this Agreement and the Escrow Agreement.  The funds in the escrow accounts shall be treated as being owned by the Stockholders for Tax purposes and all parties hereto will file all Tax Returns consistent with such treatment.  Any payment the Stockholders are obligated to make pursuant to Sections 10.1(a)(i)-(iii) shall be paid first, to the extent there are sufficient funds in the escrow account initially holding the Escrow Fund, by release of funds from such account by the Escrow Agent in accordance with the provisions of the Escrow Agreement and shall accordingly reduce the Escrow Fund and, second, to the extent the Escrow Fund is insufficient to pay any remaining sums due, then the Stockholders shall be required to pay all of such additional sums due and owing to the applicable member of the Purchaser Group by wire transfer of immediately available funds on the date that such funds would have been released from such escrow account if sufficient funds were in such account.  Any payment the Stockholders are obligated to make pursuant to Section 2.5(c) shall be paid first, to the extent there are sufficient funds in the escrow account initially holding the Representative Fund, by release of funds from such account by the Escrow Agent in accordance with the provisions of the Escrow Agreement and shall accordingly reduce the Representative Fund and, second, to the extent the Representative Fund is insufficient to pay any remaining sums due, then the Stockholders shall be required to pay all of such additional sums due and owing thereunder by wire transfer of immediately available funds on the date for such payment under the terms of Section 2.5(c).  On the Business Day immediately following the six (6) month anniversary of the Closing Date, the Escrow Agent shall release a portion of the funds held in the escrow account initially holding the Escrow Fund to the Representative (for distribution to the Stockholders in accordance with their respective pro rata percentage ownership of the Shares) in accordance with the provisions of the Escrow Agreement.

2.5 Working Capital Adjustment.

(a) Within seventy (70) days after the Closing Date, Purchaser will, or will cause the Company to, deliver to the Representative its itemized statement of the Closing Working Capital (the “Purchaser Calculated Closing Working Capital”).  The Stockholders and the Representative shall, and shall cause their respective representatives and Affiliates to, cooperate and assist in the preparation of the statement setting forth the Purchaser Calculated Closing Working Capital.

(b) If the Representative disagrees with the Purchaser Calculated Closing Working Capital, the Representative shall, within twenty (20) days after receipt of the Purchaser Calculated Closing Working Capital, deliver a notice (an “Objection Notice”) to Purchaser setting forth, in reasonable detail, the Representative’s dispute with such calculation and the basis therefor.  If requested by the Representative, Purchaser shall provide to the Representative copies of relevant documentation used in its calculation; provided, however, that neither Purchaser nor the Company shall be obligated to provide or deliver any attorney-client privileged information, except that, in any such case, Purchaser and the Company shall deliver documentation responsive to the request either in redacted or reconfigured format with the privileged information removed.  If the Representative does not deliver the Objection Notice to Purchaser within twenty (20) days after receipt by the Representative of the Purchaser Calculated Closing Working Capital, the Purchaser Calculated Closing Working Capital will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.  If the Representative delivers the Objection Notice to Purchaser within twenty (20) days after receipt by the Representative of the Purchaser Calculated Closing Working Capital, the Representative and Purchaser shall use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Closing Working Capital, but if they do not obtain a final resolution within fifteen (15) days after Purchaser’s receipt of the Objection Notice, then all amounts remaining in dispute shall be submitted to the Neutral Auditors.  Purchaser and the Representative will direct the Neutral Auditors to render a determination (it being understood that in making such determination, the Neutral Auditors shall be functioning as an expert and not as an arbitrator) within forty-five (45) days of its retention.  Each of Purchaser and the Representative agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter and cooperate with the Neutral Auditors and promptly provide documents and information requested by the Neutral Auditors during their engagement.  The Neutral Auditors will consider only those items and amounts set forth in the Objection Notice which Purchaser and the Representative are unable to resolve; provided that each of Purchaser and the Representative shall be entitled to make a presentation to the Neutral Auditors regarding the items and amounts that they are unable to resolve and neither Purchaser nor the Representative will meet separately with the Neutral Auditors.  In making its determination, the Neutral Auditors shall (i) be bound by the terms and conditions of this Agreement, including without limitation, the definition of Working Capital, Exhibit A’s methodology for calculating Closing Working Capital and the terms of this Section 2.5(b), and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Representative or Purchaser or that is less than the lowest value for such amount claimed by either the Representative or Purchaser.  The determination of the Neutral Auditors will be conclusive and binding upon the Representative and Purchaser.  The costs of the Neutral Auditors shall be borne by the party whose determination of the Closing Working Capital (as set forth in the Purchaser Calculated Closing Working Capital, for the Purchaser, or in the Objection Notice, for the Representative) was farthest from the determination of the Closing Working Capital by the Neutral Auditors, or equally by the Representative, on the one hand, and the Purchaser, on the other hand, if the determination of the Closing Working Capital by the Neutral Auditors is equidistant between the determinations of the parties.

(c) Within three (3) days following the final determination of the Closing Working Capital as provided in Section 2.5(b) above, either (A) Purchaser shall pay to the Representative, for the benefit of the Stockholders, an amount equal to the the excess, if any, of the Closing Working Capital over the Minimum Working Capital by wire transfer of immediately available funds in such amount or (B) the Representative, on behalf of the Stockholders, shall (i) assist Purchaser in directing the Escrow Agent to distribute to Purchaser an amount from the escrow account holding the Representative Fund equal to the amount by which the Minimum Working Capital exceeds Closing Working Capital (the “Working Capital Deficiency”) and (ii) if the Working Capital Deficiency shall be an amount in excess (such excess, the “Excess Adjustment Obligation”) of the amount to be distributed by the Escrow Agent pursuant to clause (i) of this Section 2.5(c), then each of the Stockholders shall pay to the Purchaser its pro rata portion (which shall be determined by multiplying such Stockholder’s percentage ownership of the Shares as shown on Schedule I hereto by the amount of the Excess Adjustment Obligation) thereof by wire transfer to Purchaser of immediately available funds.

2.6 Authorization of Transactions, this Agreement and Indemnity Matters.  The execution of this Agreement shall constitute approval and ratification by the Stockholders of: (i) the Transactions, (ii) the provisions of this Agreement (including without limitation the indemnification provisions of Article X hereof), (iii) the designation and appointment of the Representative pursuant to Article VIII hereof and (iv) the creation and administration of the Representative Fund.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

As an inducement to Purchaser to enter into this Agreement and to consummate the Transactions, each Stockholder hereby severally represents and warrants to Purchaser:

3.1 Title to Shares.  Such Stockholder owns the Shares set forth opposite his, her or its name on Schedule I hereto beneficially and of record, free and clear of all Liens.  Such Stockholder has the power and authority to sell, transfer, assign and deliver the Shares owned by such Stockholder as provided in this Agreement.  There is no restriction affecting the ability of such Stockholder to transfer the legal and beneficial title and ownership of the Shares owned by such Stockholder to Purchaser and, upon delivery thereof to Purchaser pursuant to the terms of this Agreement and of payment of the Purchase Price at the Closing, Purchaser will acquire record and beneficial title to the Shares free and clear of all Liens.

Authority of Stockholder.  Such Stockholder has the full legal right and requisite power and all authority and approval required by law and legal capacity to enter into and deliver this Agreement and each other Stockholder Document to which he, she or it is a party and to perform his, her or its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Stockholder Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action on the part of such Stockholder.

3.2 Enforceability.  Such Stockholder has duly and validly executed and delivered this Agreement and each Related Document to which he, she or it is a party (the “Stockholder Documents”), and this Agreement and each Stockholder Document to which he, she or it is a party constitutes a  legal, valid and binding obligation of such Stockholder enforceable against each Stockholder in accordance with its terms.

3.3 No Violation.  Neither the execution and delivery of this Agreement or any other Stockholder Document to which he, she or it is a party, the consummation of the Transactions, nor the performance of this Agreement or any other Stockholder Document in compliance with its terms and conditions by such Stockholder will (a) conflict with or result in any violation or default of any trust agreement, certificate of incorporation, by-law, judgment, Law or Order applicable to such Stockholder or to the Shares owned by such Stockholder, or any breach of any agreement to which such Stockholder is a party or by which such Stockholder or the portion of the Shares owned by such Stockholder are bound, or constitute a default thereunder, or result in the creation of any Lien of any kind or nature on, or with respect to such Shares, (b) result in any violation of, or be in conflict with, or constitute a default under, any agreement, instrument, Law or Order, in each case applicable to such Stockholder or by which his, her or its properties (including the portion of the Shares owned by such Stockholder) are bound, or (c) conflict with, result in any violation of or default under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to such Stockholder.

3.4 Litigation.  There is no Action pending or threatened against such Stockholder regarding this Agreement or any other Stockholder Document to which such Stockholder is a party or by which his, her or its properties are bound.

3.5 Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Stockholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or other payment in respect thereof.  Neither such Stockholder nor any of its Affiliates have engaged or otherwise had a business relationship (whether business, financial, accounting or otherwise) with the Neutral Auditors.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Purchaser, except as otherwise disclosed by the Company and its Subsidiaries in the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Purchaser simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate; provided, however, that any item that is disclosed in a particular section or subsection of the disclosure schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the disclosure schedule where such disclosure would otherwise be appropriate and the matter disclosed is readily apparent to apply to the subject matter of such other section or subsection) (the “Disclosure Schedule”):

4.1 Organization, Good Standing, Qualification and Power.  Each of the Company and its Subsidiaries (a) is a corporation or limited liability company (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (as the case may be), (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, as required hereunder and by each of the Related Documents and to perform its obligations hereunder and thereunder, and to consummate the Transactions, and (c) is duly qualified and in good standing to do business in those jurisdictions listed in Section 4.1 of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary.

4.2 Subsidiaries.  Section 4.2 of the Disclosure Schedule, sets forth a true and complete list of all of the Company’s direct and indirect Subsidiaries, together with the jurisdiction of incorporation or formation of each Subsidiary and the amount and percentage of each Subsidiary’s outstanding capital stock or other equity or similar interest owned by the Company or another direct or indirect Subsidiary of the Company.  Except as set forth in Section 4.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.  The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.  All such shares or other equity interests represented as being owned by the Company or any of its Subsidiaries are owned by them free and clear of any and all Liens.  No shares of capital stock are held by any of the Company’s Subsidiaries as treasury stock.  There is no existing option, warrant, call, right or Contract to which any of the Company’s Subsidiaries is a party requiring, and there are no convertible securities of any of the Company’s Subsidiaries outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any of the Company’s Subsidiaries or other securities convertible into shares of capital stock or other equity interests of any of the Company’s Subsidiaries.  Except as set forth on Section 4.2 of the Disclosure Schedule, there are no material restrictions on the ability of the Company’s Subsidiaries to make distributions of cash to their respective equity holders.

4.3 Organizational Documents.  The Company has heretofore delivered to Purchaser a complete and correct copy of each of its and each of its Subsidiary’s Certificate of Incorporation and by-laws or other equivalent organizational documents, each as amended or restated to the date hereof.  The Stockholders have heretofore delivered to Purchaser a complete and correct copy of their respective Certificate of Incorporation and by-laws or other equivalent organizational documents, as applicable to each Stockholder.  Such Certificates of Incorporation and by-laws or other equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect.

Capitalization.
(a) The total number of shares of capital stock and the par value of such stock that the Company and its Subsidiaries have authority to issue is listed in Section 4.4(a) of the Disclosure Schedule.

(b) Section 4.4(b) of the Disclosure Schedule sets forth a table of all holders of all issued and outstanding shares of the Company.  As of the date hereof there are 11,000 shares of the Company’s common stock, par value $0.01 per share, issued and outstanding.  There are no shares held by the Company as treasury stock.

(c) Except as described above or in Section 4.4(c) of the Disclosure Schedule, there are no outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which the Company is a party or by which any of them is bound obligating the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or any of its Subsidiaries.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of the Company or any of its Subsidiaries.  There are no stock appreciation, phantom stock, profit participation or similar rights of the Company or any of its Subsidiaries.  All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

(d) Except as set forth in Section 4.4(d) of the Disclosure Schedule, there are no voting trusts, proxies, stockholder agreements, or other agreements to which the Company or any of its Subsidiaries or any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of the Company or any of its Subsidiaries.

(e) None of Holdings-I, Holdings-II and Holdings-III (i) ever engaged in any business operations or activities or (ii) was a party to any Contract other than those specified on Section 4.4(e) of the Disclosure Schedule.  Whether on or prior to the consummation of the Reorganization, Holdings-I, Holdings-II and Holdings-III did not have any Liabilities other than those expressly set forth under the Contracts specified on Section 4.4(e) of the Disclosure Schedule, and the Company did not become obligated on or succeed to any Liability in respect of the Reorganization.

4.4 Authorization; Binding Obligation.  The execution and delivery by the Company of this Agreement and each Related Document to which it is a party (the “Company Documents”), the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize this Agreement or any Company Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each other Company Document, when executed and delivered by the Company (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Company Document, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  None of the payments to be made in connection with the Closing (including, without limitation, payment of the Purchase Price to the Stockholders) shall be subject to withholding or reduction for employment-related Taxes as required by applicable federal and state withholding Laws; provided, however, that the provision shall not be construed to apply to any payments under any of the employment agreements effective as of the Closing as referenced in Section 7.2(f) below.

4.5 Approvals.  Except as set forth in Section 4.6 of the Disclosure Schedule (as set forth therein, the “Company Third Party Consents”), the execution and delivery of this Agreement and each other Company Document do not, and the performance of this Agreement and the other Company Documents will not, require the Company or any of its Subsidiaries to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

4.6 No Violation.  Except as set forth in Section 4.7 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Company Documents do not, and the compliance with and performance of this Agreement and the other Company Documents, will not, (a) conflict with or violate the Certificate of Incorporation or by-laws or other equivalent organizational documents of the Company or any of its Subsidiaries, (b) conflict with or violate any Law or Order, in each case, applicable to the Company or any of its Subsidiaries, or by which its or any of their respective properties is bound or affected, or (c) result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, Approval or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its or any of their respective properties is bound or affected.

4.7 Required Vote.  The Board of Directors of the Company has, at a meeting duly called and held or by written consent, (a) approved this Agreement and approved each Company Document, and (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company’s stockholders.

4.8 Financial Statements; No Undisclosed Liabilities.  The Company has previously delivered to Purchaser the (i) audited balance sheet of PFI, LLC, a Rhode Island limited liability company and Subsidiary of the Company (“PFI”), as of April 29, 2006, and the related audited statements of income, cash flow and stockholders’ equity for the period (beginning August 4, 2005) then ended, as certified by PFI’s independent public accountants and accompanied by a copy of such auditor’s report (the “2006 Financials”), (ii) audited consolidated balance sheet of the Company and its Subsidiaries as of April 29, 2007, and the related audited statements of income, cash flow and stockholders’ equity for the twelve-month period then ended, as certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “2007 Financials”), and (iii) audited consolidated balance sheet of the Company and its Subsidiaries as of May 3, 2008 (the “Latest Balance Sheet”), and the related consolidated audited statements of income, cash flows and stockholders’ equity for the twelve-month period then ended, as certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “2008 Financials”, and together with the 2006 Financials and the 2007 Financials, the “Historical Financial Statements”).  The Historical Financial Statements were prepared in accordance and consistent with the books and records of the Company and its Subsidiaries and fairly present the financial condition of PFI or the Company and its Subsidiaries, as applicable, as of the dates indicated and the results of operations of PFI or the Company and its Subsidiaries, as applicable, for the respective periods indicated, and have been prepared in accordance with GAAP.  Neither the Company nor any of its Subsidiaries has any Liability of a nature required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, except for (A) Liabilities adequately reflected or reserved against on the Latest Balance Sheet, (B) Liabilities as described on Section 4.9 of the Disclosure Schedule and (C) Liabilities incurred since May 3, 2008 in the ordinary course of business.

4.9 Absence of Certain Events.  Except as expressly contemplated by this Agreement or as set forth on Section 4.10 of the Disclosure Schedule, since May 3, 2008 (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in Section 4.10 of the Disclosure Schedule, since May 3, 2008:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or its Subsidiaries having a replacement cost of more than $50,000 for any single loss or $150,000 for all such losses;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or its Subsidiaries;

(c) neither the Company nor any of its Subsidiaries has awarded or paid any bonuses to employees of the Company or its Subsidiaries, except to the extent accrued on the Latest Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives; there has not been any change by the Company or any of its Subsidiaries in accounting or Tax reporting principles, methods or policies;

(d) neither the Company nor its Subsidiaries have made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(e) neither the Company nor any of its Subsidiaries has entered into any transaction or Contract other than in the ordinary course of business;

(f) neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge current Liabilities except where disputed in good faith by appropriate proceedings;

(g) neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Stockholder or any director, officer, partner, stockholder or Affiliate of any Stockholder other than expense account advances and payments in the ordinary course of business (consistent with past practice in both type and amount);

(h) neither the Company nor any of its Subsidiaries has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business (which shall not include any acquisitions of inventories in excess of $5,000,000 individually or in the aggregate);

(i) neither the Company nor any of its Subsidiaries has discharged or satisfied any Lien, or paid any Liability, except in the ordinary course of business;

(j) neither the Company nor its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

(k) neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;

(l) neither Company nor any of its Subsidiaries has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness;

(m) neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Company or any of its Subsidiaries;

(n) neither the Company nor any of its Subsidiaries has instituted or settled any Legal Proceeding resulting in a loss of revenue in excess of $25,000 in the aggregate; and none of the Stockholders or the Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.10.

4.10 Legal Proceedings.  Except as set forth in Section 4.11 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or any of their assets or properties, and neither the Company nor any of its Subsidiaries has received any written claim, complaint or notice of any such Action.  There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries regarding this Agreement or any Related Document.

4.11 Compliance with Laws.  The Company and each of its Subsidiaries is, in all respects, in material compliance with all Laws and Orders applicable to it or any of its assets or properties.  Neither the Company nor any Subsidiary has received any notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any such Laws or Orders.

4.12 Title to Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 4.13 of the Disclosure Schedule identifies all lease agreements pursuant to which any real property is leased to the Company or any of its Subsidiaries.  The Company has valid leasehold interests in all such real property free and clear of all Liens, other than Permitted Liens.

(b) The Company and its Subsidiaries has good title to all of the items of tangible personal property reflected on the 2008 Financials as owned by the Company and its Subsidiaries, and all tangible personal property owned by the Company and its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens.

(c) Each lease or agreement under which the Company or any of its Subsidiaries is a lessee or lessor of any property, real or personal, is a valid and binding agreement thereof, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by the Company or any of its Subsidiaries (as the case may be) under any such lease or agreement or, to the Knowledge of the Company, by any other party thereto.

4.13 Employee and Benefit Matters.

(a) Except as set forth on Section 4.14(a) of the Disclosure Schedule or as provided by applicable foreign or domestic Law, the employment of all persons employed by the Company or its Subsidiaries is terminable at will without any penalty or severance obligation on the part of the employer.  All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries as of the Latest Balance Sheet have been duly and adequately accrued therein in accordance with GAAP.  All employees of the Company or its Subsidiaries located in the United States are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.  Section 4.14(a) of the Disclosure Schedule contains a complete and accurate list of all officers of the Company and its Subsidiaries.

Except for Contracts or agreements set forth on Section 4.14(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated in connection with its business, with respect to any (i) outstanding Contracts with employees, former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents or dealers or (ii) collective bargaining agreements or Contracts with any labor union or other representative of Company Personnel, or any employee benefits provided for by any such agreement.  The Company has made available to the Purchaser or its representatives true and correct copies of all such Contracts.

(b) Section 4.14(c) of the Disclosure Schedule sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of the Subsidiaries contributed or is obligated to contribute thereunder for Company Personnel (collectively, the “Company Plans”), and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”).  Section 4.14(c) of the Disclosure Schedule sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(c) Correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Purchaser by the Company, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(d) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws, and neither the Company (or any of the Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.  The Company Plans intended to qualify under Section 401(a) of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) Neither the Company nor any ERISA Affiliate has incurred any liability due to the termination or reorganization of a Multiemployer Plan.  Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the Transactions.

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and sufficient accruals for such contributions and other payments in accordance with GAAP were duly and fully provided for on the Latest Balance Sheet.  No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

(g) There is no material “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans.  Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(h) Except as set forth in Section 4.14(j) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.  All premiums due the PBGC with respect to the Title IV Plans have been paid.

(i) There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(j) No Liability under any Company Plan or Title IV Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(k) None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.  There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor, to the Knowledge of the Company, are there any facts that could form the basis for any such claim or lawsuit.

(l) There is no violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.  Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(m) Except as set forth on Section 4.14(r) of the Disclosure Schedule, none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law, and at the expense of the participant or the participant’s beneficiary.  Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(n) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any Company Personnel from the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

(o) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

(p) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan.

(q) Any individual who performs services for the Company or any of the Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes.

(r) The Company and each Subsidiary is in compliance with all applicable Laws relating to wages, hours, labor (including work conditions, safety regulations and employee representatives) and collective bargaining agreements.

Contracts and Clients.
(s) Section 4.15 of the Disclosure Schedule is a correct and complete list of each currently effective Contract to which the Company or any of its Subsidiaries is a party as of the date hereof and which constitutes (i) a Contract with any of the twenty largest customers by revenue or ten largest suppliers by purchases of the Company and its Subsidiaries, (ii) a Contract relating to Indebtedness, (iii) a non-competition, non-solicitation or exclusive dealing arrangement or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or any of its Subsidiaries to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business and operations of the Company or any of its Subsidiaries or, following consummation of the Transactions, the business and operations of Purchaser and its Affiliates, is or would be conducted, (iv) a Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries, (v) a Contract granting a Lien (other than Permitted Liens) upon any property or asset of the Company or any of its Subsidiaries, (vi) a Contract which is a joint venture agreement, (vii) a Contract providing for the acquisition or disposition after the date of this Agreement of any of the Company’s or any Subsidiary’s assets, (viii) a Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person, other than standard indemnification arrangements entered into with Clients in the ordinary course of business, (ix) any Contract that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, or (x) any other Contract (other than purchase orders entered into in the ordinary course of business) that involves future expenditures or projected receipts by the Company or any of its Subsidiaries of more than $50,000 in any one-year period (collectively, “Material Contracts”).

(t) Each Material Contract is a valid and binding arrangement of the Company or a Subsidiary (as applicable) and, to the Knowledge of the Company, of each of the other parties thereto.  Each Material Contract is in full force and effect, and none of the Company, its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract.  No Material Contract requires prepayments, additional payments or increased payments by the Company or any of its Subsidiaries as a result of consummation of the Transactions.

(u) Other than the expiration of Material Contracts in accordance with their terms, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice, that any Client (A) has ceased, or is planning to cease to use the services of the Company or its Subsidiaries that such Client currently uses or (B) has substantially reduced, or is planning to substantially reduce such Client’s use of current services of the Company or its Subsidiaries. To the Knowledge of the Company, no Client has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions or any of the documents or instruments required hereby.

4.14 Intellectual Property.

(a) Section 4.16(a) of the Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property, other than any item that is solely Intellectual Property pursuant to clause (iv), (v) or (vi) of the definition of such term.

Except as set forth in Section 4.16(b) of the Disclosure Schedule, either the Company or a Subsidiary owns or has valid licenses to use, on an exclusive basis (except for software and research tools made publicly available), free and clear of all Liens (other than Permitted Liens) or any other claims, all Company Intellectual Property; provided, that, no representation or warranty is made in this Section 4.16(b) with respect to matters relating to infringement or conflicts with Intellectual Property, which matters are the subject of Section 4.16(e).

(b) Except as set forth in Section 4.16(c) of the Disclosure Schedule, neither the Company nor any Subsidiary pays or receives any royalty to or from anyone with respect to any Company Intellectual Property, nor has the Company or any Subsidiary licensed anyone to use any of the Company Intellectual Property.

(c) Except as set forth in Section 4.16(d) of the Disclosure Schedule, all rights of the Company and its Subsidiaries in and to the Company Intellectual Property will be unaffected by the Transactions.  Except as set forth in Section 4.16(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Company Intellectual Property.

(d) Except as set forth in Section 4.16(e) of the Disclosure Schedule, neither the Company nor any Subsidiary is subject to any Order with respect to, nor has it entered into or is it a party to any Contract which restricts or impairs the use of, any Company Intellectual Property.  Except as set forth in Section 4.16(e) of the Disclosure Schedule, to the Knowledge of the Company, no Company Intellectual Property, and no services or products sold or contemplated for sale by the Company or any Subsidiary, conflicts with or infringes upon any Intellectual Property of any third party, none of the Company and its Subsidiaries is infringing any Intellectual Property owned by any third party and none of the activities presently being conducted or planned to be conducted by the Company or any Subsidiary is infringing or will infringe the Intellectual Property rights of any third party.

(e) Except as set forth in Section 4.16(f) of the Disclosure Schedule, neither the Company nor any Subsidiary has entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted in writing by any Person with respect to the validity or enforceability of, or the Company’s or a Subsidiary’s (as the case may be) ownership of or right to use, the Company Intellectual Property.

(f) To the Knowledge of the Company, all trade secrets, confidential information or know-how of the Company and its Subsidiaries have been maintained in confidence in accordance with the protection procedures customarily used by comparable companies in the same industry as the Company and its Subsidiaries to protect rights of like importance.  All Company Personnel who have contributed to or participated in the conception or development of any Company Intellectual Property have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Company or any Subsidiary.  To the Knowledge of the Company, no Company Personnel have any claim against the Company or any Subsidiary in connection with such Person’s involvement in the conception and development of any Company Intellectual Property and no such claim has been asserted or threatened in writing.  To the Knowledge of the Company, none of the Company Personnel own any Intellectual Property for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in the furtherance of its respective business operations, which Intellectual Property have not been assigned to the Company or a Subsidiary, with such assignment duly filed in the United States Patent and Trademark Office for recordation.

4.15 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of each of the Company and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of each of the Company and its Subsidiaries have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company and its Subsidiaries have made due and sufficient accruals for such Taxes in the Historical Financial Statements and its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and its Subsidiaries.

(b) The Company and each Subsidiary has complied with all applicable Laws and Orders relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws and Orders.

(c) Since August 4, 2005, the Company and its Subsidiaries have been members of a consolidated group of corporations for U.S. federal and Massachusetts state income Tax purposes.  The only other members of such consolidated group for U.S. federal and Massachusetts state income Tax purposes have been Holdings-I, Holdings-II, Holdings-III and HMK Enterprises, Inc., and HMK Enterprises, Inc. has been the common parent of such consolidated group.  The only Contract relating to such consolidated group is set forth in Section 4.17(c) of the Disclosure Schedule.  Except for the foregoing-described consolidated group, neither the Company nor any of its Subsidiaries has ever been a member of a consolidated, combined, affiliated or unitary group of Persons for any U.S. federal or Massachusetts state income Tax purposes.  From and after the Closing, none of the Company, its Subsidiaries, Purchaser and its Affiliates will have or be subject to any Liability based upon, arising out of or caused by the Company and its Subsidiaries having ever been a member of any consolidated, combined, affiliated or unitary group of Persons for any U.S. federal or Massachusetts state income Tax purposes.  Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and its Subsidiaries relating to the taxable periods since January 1, 2005; provided, however, that with respect to such Tax Returns for which the Company and its Subsidiaries comprised a part of the foregoing-described consolidated group, such Tax Returns have been conformed to show only those portions of such returns relating to the activities of Holdings-I, Holdings-II, Holdings-III and the Company and its Subsidiaries, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Holdings-I, Holdings-II, Holdings-III, the Company or any Subsidiary.  All income and franchise Tax Returns filed by, on behalf of or with respect to Holdings-I, Holdings-II, Holdings-III, the Company or any Subsidiary have been examined by the relevant Governmental Authority or the statute of limitations with respect to such Tax Returns has expired.

(d) Section 4.17(d) of the Disclosure Schedule lists (i) all types of Taxes paid, and all types of Tax Returns filed by, on behalf of or with respect to Company or any of its Subsidiaries, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company or any of its Subsidiaries has a duty to file such Tax Returns.  No claim has been made by any Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of, or including, the Company or any of its Subsidiaries have been fully paid, and there are no other audits or investigations by any Tax Authority in progress, nor has the Company or any of its Subsidiaries received any notice from any Tax Authority that it intends to conduct such an audit or investigation.  No issue has been raised by any Tax Authority in any prior examination of, or including, the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) None of the Company, any of its Subsidiaries or any other Person on their behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Tax Authority has proposed any such adjustment, or has any application pending with any Tax Authority requesting permission for any changes in accounting methods that relate to the Company or any of its Subsidiaries, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.(g)No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(g) No Stockholder is a foreign person within the meaning of Section 1445 of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, the Company, its Subsidiaries or any of their respective Affiliates by reason of Section 280G of the Code.

(i) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(j) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l) There is no taxable income of the Company or any of its Subsidiaries that will be required under applicable Law to be reported by Purchaser or any of its Affiliates, including the Company or any of its Subsidiaries, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(m) Neither the Company nor any of its Subsidiaries has (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law or (ii) has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law.

(n) The Company and its Subsidiaries have disclosed on federal income Tax Returns in which they are included all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

4.16 Insurance.  Set forth on Section 4.18 of the Disclosure Schedule is a correct and complete list of all insurance policies owned by the Company and its Subsidiaries or otherwise pertaining to their business.  The present insurance policies are in full force and effect.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies nor, to the Knowledge of the Company, is there any basis for any such action.  Except as set forth on Section 4.18 of the Disclosure Schedule, there are no pending claims with any insurance company or any instances of a denial of coverage of the Company or any or its Subsidiaries by any insurance company.

Brokers.  Except as set forth on Section 4.19 of the Disclosure Schedule, none of the Company, any of its Subsidiaries or the Representative has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

4.17 Environmental Matters.  Except as set forth on Section 4.20 of the Disclosure Schedule:

(a) the Company and it Subsidiaries are in compliance with all Environmental Laws;

(b) there are no Actions pending or, to the Knowledge of the Company,  threatened against the Company or any of its Subsidiaries which assert any claim or seek any Remedial Action in connection with any Environmental Law;

(c) neither the Company nor any of its Subsidiaries is subject to any Action or Order alleging or addressing a violation of, or Liability under, any Environmental Law or with respect to any Remedial Action or Release or threatened Release of a Hazardous Material;

(d) neither the Company nor any of its Subsidiaries has received any written notice to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material; and

(e) the consummation of the Transactions do not require the consent of or filings with any Governmental Authority with respect to environmental matters.

(f) Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 4.20 are the only representations and warranties made by the Company with respect to matters arising under Environmental Laws.

4.18 Labor.

(a) Except as set forth on Section 4.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.  The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Section 4.21 of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Section 4.21 of the Disclosure Schedule, no Company Personnel are represented by any labor organization.  No labor organization or group of Company Personnel has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of Company Personnel.

There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Company Personnel or group of Company Personnel.

(c) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  Each of the Company and its Subsidiaries is in compliance with all Laws and Orders relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the past six (6) months.

4.19 Inventories.  The inventories of the Company and its Subsidiaries are in good and marketable condition, and are usable and of a quantity and quality saleable in the ordinary course of business.  The inventories of the Company and its Subsidiaries set forth in the Latest Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP.  Adequate reserves have been reflected in the Latest Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP.  The inventories of the Company and its Subsidiaries constitute sufficient quantities for the normal operation of business in accordance with past practice.

4.20 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Company and its Subsidiaries reflected on the Latest Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP.  All accounts and notes receivable arising after the date of the Latest Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns or doubtful accounts.  None of the accounts or the notes receivable of the Company or any of the Subsidiaries (i) are subject to any setoffs or counterclaims, (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or (iii)subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company and its Subsidiaries reflected in the Latest Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Related Party Transactions.  Except as set forth on Section 4.24 of the Disclosure Schedule, no employee, officer, director, stockholder, partner or member of the Company or any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iv) has any claim or cause of action against the Company or any of its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

4.21 Product Warranty; Product Liability.

(a) To the Knowledge of the Company, each of the products produced or sold by the Company or any of its Subsidiaries (“Products”) is, and at all relevant times, has been, fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such Product or in connection with its sale.  Each of such Products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws and current industry practice with respect to its contents and use.  Neither the Company nor any of its Subsidiaries has any liability for replacement or repair of any Products or any other customer or product obligations not reserved against on the Latest Balance Sheet.  Copies of all correspondence relating to Products received or sent by or on behalf of the Company or any of its Subsidiaries during the past three (3) years, from or to any Governmental Authority have been previously delivered to Purchaser. Neither the Company nor any of its Subsidiaries has sold any Products or delivered any services that included a warranty for a period of longer than one year.

(b) Neither the Company nor any of its Subsidiaries has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product liability or material liability for breach of warranty (whether covered by insurance or not) on the part of the Company or any of its Subsidiaries with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company or any of its Subsidiaries.

4.22 Certain Payments.  None of the Company, any of its Subsidiaries, any Stockholder or, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment in violation of Law to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not be recorded in the books and records of the Company and its Subsidiaries.

ARTICLE V -  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Representative, on behalf of the Stockholders, as follows:

5.1 Organization, Good Standing and Qualification. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement, as required hereunder and by each of the Related Documents to be executed and delivered by Purchaser pursuant to the terms of this Agreement (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder, and to consummate the Transactions.

5.2 Authorization; Binding Agreement.  The execution and delivery by Purchaser of this Agreement and each other Purchaser Document, the performance of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or any other Purchaser Document or to consummate the transactions so contemplated hereby and thereby.  This Agreement has been, and each other Purchaser Document, when executed and delivered by Purchaser (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by Purchaser, and this Agreement constitutes, and each Purchaser Document, when executed and delivered, will constitute, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Consents and Approvals.  Except as set forth in Section 5.3 of the Disclosure Schedule (as set forth therein, the “Purchaser Third Party Consents”), the execution and delivery by Purchaser of this Agreement and the other Purchaser Documents do not, and the performance of this Agreement and the other Purchaser Documents shall not, require Purchaser to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

5.4 No Violation.  The execution, delivery, compliance with and performance by Purchaser of this Agreement or any of the other Purchaser Document do not and will not (a) violate or contravene the Certificate of Incorporation or by-laws, each as amended to date, of Purchaser, (b) violate or contravene any Law or Order to which Purchaser is subject, or (c)
conflict with or result in a breach of or constitute a default by Purchaser under any Contract to which Purchaser is a party or by which Purchaser’s assets or properties are subject or bound.

5.5 Financial Capability.  Purchaser will have available to it at the Closing sufficient funds to consummate the Transactions.

5.6 Legal Proceedings.  There are no Actions pending or, to the knowledge of Purchaser, threatened by or against Purchaser, whether at law or in equity, or before or by any Governmental Authority, which could adversely affect such party’s ability to perform its obligations under this Agreement or the consummation of the Transactions.

5.7 Financial Advisors.  No Stockholder will be obligated to pay any fee, commission or other payment in respect of any Person having acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement.  Neither Purchaser nor any of its Affiliates have engaged or otherwise had a business relationship (whether business, financial, accounting or otherwise) with the Neutral Auditors.

ARTICLE VI - COVENANTS

6.1 Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions and transactions contemplated by the Related Documents.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Transactions.

6.2 Books and Records.  Following the Closing Date, Purchaser shall afford the Representative and its representatives reasonable access, during normal working hours, to the books and records of the Company (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested); provided, however, that (a) any such access shall be had or done in such a manner so as to not interfere with the normal conduct of the business of the Company and its Subsidiaries, (b) Purchaser shall not be required to provide access to any confidential record or records, the disclosure of which would violate any Law or Order or applicable confidentiality agreement of the Company and/or any of its Subsidiaries with any Person, and (c) Purchaser shall not be required to permit access to any record or records, the disclosure of which would cause Purchaser or any of its Affiliates (including the Company and each of its Subsidiaries) to waive its attorney-client privilege or attorney work product privilege.  Purchaser shall not destroy any such books and records of the Company or any of its Subsidiaries until the sixth anniversary of the Closing.  Due to the fact that the Company and its Subsidiaries have historically been part of a consolidated group with certain of its Stockholders for Tax and accounting purposes, the Stockholders, if requested by Purchaser and at Purchaser’s expense, shall reasonably cooperate and assist Purchaser in having prepared such financial statements of the Company and its Subsidiaries to the extent Purchaser may reasonably require by furnishing the necessary information to Purchaser’s accountant in order to permit Purchaser to comply with any financial statement requirements with respect to the Company and its Subsidiaries applicable to Purchaser under the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and the rules and regulations thereunder, including, without limitation, by causing its accountant to provide Purchaser with access to such firm’s work papers in support of the Company and its Subsidiaries.

6.3 Public Announcements.  Upon the Closing hereunder, Purchaser shall issue a press release, delivered on or prior to the date hereof, as mutually agreed with the Representative, announcing the consummation of the Transactions contemplated hereby; provided, however, that, notwithstanding the requirement that such release be mutually agreed with the Representative, Purchaser shall be entitled to issue any release or statement without such agreement to the extent necessary to comply (with respect to content and timing thereof) with any applicable Laws.

6.4 Employee Benefits.  In regards to the employee benefit plans of Purchaser providing benefits to individuals who continue their employment with the Company or its Subsidiaries that are ERISA Affiliates on and after the Closing Date (each, a “Continuing Employee” and such employee benefit plans, the “Purchaser Benefit Plans”), except to the extent not permitted by the terms thereof, Purchaser shall, for purposes of determining whether the Continuing Employee has met the eligibility service requirements of a Purchaser Benefit Plan, upon each applicable Continuing Employee’s commencement of participation in an applicable Purchaser Benefit Plan, and for purposes of vesting and, to the extent applicable, for purposes of benefit accrual, credit each Continuing Employee with his or her years of service (or applicable portion thereof, as the case may be) with the Company and its Subsidiaries that are ERISA Affiliates to the same extent as such Continuing Employee was entitled to credit for such service under any similar plan of the Company and its Subsidiaries (“Continued Employee Plans”) prior to the Continuing Employee’s commencement of participation in the Purchaser Benefit Plan, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits or (ii) under any newly-established Purchaser Benefit Plan for which similarly-situated employees of Purchaser do not receive credited service.  Purchaser shall use reasonable efforts to cause any applicable service or benefit plan provider providing the Purchaser Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code), to the extent it is lawful, to waive any pre-existing condition exclusions or waiting periods for Continuing Employees and shall credit such Continuing Employees (and their dependents) for any deductibles and out-of-pocket expenses paid under the applicable Continued Employee Plans in the year of initial participation in the applicable Purchaser Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code), except to the extent a Continuing Employee (or dependent) was excluded from coverage under the applicable Continued Employee Plans.  Any Purchaser Benefit Plan that by its terms, whether specifically or by interpretation, excludes a Continuing Employee from participation in such Purchaser Benefit Plan (other than any such plans with respect to which new participation has been frozen for Purchaser employees generally) shall be amended to provide that Continuing Employees shall participate in any such plan to the same extent as similarly situated employees of Purchaser (except as my be prohibited by applicable Law), and no Continuing Employee shall be denied credit for service performed for the Company or its Subsidiaries that are ERISA Affiliates under Purchaser Benefit Plans to the extent consistent with the other provisions of this Section 6.7, if it is contrary to applicable Law.

6.5 Confidentiality.  From and after the Closing Date, the Stockholders shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than authorized officers, directors and employees of Purchaser, or use or otherwise exploit for its own benefit or for the benefit of anyone (other than Purchaser, the Company or any of its Subsidiaries), any Confidential Information (as defined below).  The Stockholders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Stockholders shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 6.5, “Confidential Information” means any information with respect to the Company or any of its Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(a) The covenants and undertakings contained in this Section 6.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 6.5 will be inadequate.  Therefore, Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any Court of competent jurisdiction in the event of any breach of this Section 6.5 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 6.5 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING OF THE TRANSACTION

7.1 Conditions to Obligation of Each Party to Effect the Transactions.  The respective obligations of each party to effect the Transactions shall be subject to the satisfaction of the following conditions:

(a) Governmental Approvals.  All Approvals of, or declarations or filings, with any Governmental Authority required to be obtained or made in order to consummate the Transactions, if any, shall have been obtained or made.

(b) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Transactions, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

7.2 Additional Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the Transactions shall be subject to the satisfaction of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Company set forth in Article IV and the Stockholders set forth in Article III shall be true and correct in all respects.

(b) Agreements and Covenants.  Each Stockholder and the Company shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at Closing.

(c) Consents.  Each of the Company Third Party Consents listed on Section 7.2(c) of the Disclosure Schedule shall have been received in a form satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser.

(d) Closing Certificates.  Each Stockholder and the Company (as executed by each of (i) the President or Chief Executive Officer of the Company and (ii) the chief financial officer of the Company) shall have delivered to Purchaser a certificate, each in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(e) Resignations.  Each of the directors, managers and officers of the Company and its Subsidiaries set forth in Section 7.2(e) of the Disclosure Schedule shall have submitted a letter of resignation effective on and as of the Closing and such letters shall contain releases from claims to fees and expenses in form and substance reasonably satisfactory to Purchaser.

(f) Employment Agreements.  Each of the employment agreements of David Hirsch, Mark Alperin, Mark Klosek and Dave Kujanek (to be effective upon the Closing and set forth in Exhibit C hereto) shall be (subject only to such condition of effectiveness) in full force and effect.

(g) Releases.  The Company and its Subsidiaries shall have (a) terminated all Contracts with any of the Stockholders or their respective Affiliates (other than (i) those Contracts set forth in Section 7.2(g) of the Disclosure Schedule and (ii) Contracts between the Company and its Subsidiaries, Contracts between the Company and its Subsidiaries and their respective officers and employees and Contracts the continuation of which Purchaser has approved in writing) and (b) delivered releases (substantially in the form of Exhibit D hereto) executed by such Stockholders and certain of their Affiliates with whom the Company has terminated such Contracts (which must provided that no further payments are due, or may become due, under or in respect of any such terminated Contacts).  The Company shall also have delivered to Purchaser releases (substantially in the form of Exhibit D) from the Stockholders irrevocably and unconditionally releasing the Company and its Subsidiaries from any and all Liabilities to the Stockholders (other than pursuant to arrangements as specifically contemplated by the terms and conditions hereof).

(h) Non-Competition/Non-Solicitation Agreements.  Purchaser shall have received non-competition/non-solicitation agreement substantially in the form of Exhibit E hereto as executed and delivered by each of David Hirsch, Mark Alperin, Tim King, Peter Burke, Mark Klosek and David Kujanek.

(i) Escrow Agreement.  The Representative and the Escrow Agent shall have entered into and executed the Escrow Agreement.

(j) Real Property.  An amended and restated lease, in form and substance reasonably satisfactory to Purchaser, shall have been executed and delivered with respect to the leased property of PFI, LLC in Attleboro, Massachusetts, and the owner of such property and Purchaser shall have entered into an option contract, in form and substance reasonably satisfactory to Purchaser, for the Purchaser’s purchase of such real property.  Purchaser shall have received evidence of termination of the leases of the Company or a Subsidiary for the leased properties in Taunton, Massachusetts and Pawtucket, Rhode Island.

(k) Approvals.  The Company and its Subsidiaries shall have obtained the issuance, reissuance or transfer of all Approvals required under any Law or Order for them to conduct their respective operations and businesses following the Closing.

(l) Deliveries.  Each of the Stockholders and the Company, as applicable, shall have delivered to Purchaser:

(i) a certificate of the Company, in form and substance reasonably satisfactory to Purchaser, setting forth the balance of all Company Transaction Expenses, Indebtedness and cash as of the time of Closing so that payment of the Closing Date Company Transaction Expenses, Closing Indebtedness and Purchase Price can be made contemporaneously with the Closing;

(ii) payoff letters or final invoices, in form and substance reasonably satisfactory to Purchaser, in respect of Company Transaction Expenses from the third-party service providers to whom payments shall be made contemporaneously with the Closing in respect of such Company Transaction Expenses (which such payoff letters or final invoices shall, at a minimum, provide that the payment of amounts shown therein will represent payment in full for all fees and expenses payable in connection with the Transactions);

(iii) payoff letters, in form and substance reasonably satisfactory to Purchaser, in respect of Indebtedness of the Company and any of its Subsidiaries to be repaid as of the Closing;

(iv) payoff letters, in form and substance reasonably satisfactory to Purchaser, in respect of the warrants identified on Section 4.2 of the Disclosure Schedule to be canceled as of the Closing; copies of resolutions, certified by the Secretary of the Company and an authorized person of each Stockholder, respectively, as to the authorization of the Reorganization, this Agreement and the Transactions;

(v) stock certificates from each of the Stockholders representing the applicable portion of the Shares owned by such Stockholder, and duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer the Shares to Purchaser free and clean of all Liens;

(vi) with respect to the Company and each Subsidiary of the Company, a certificate of good standing dated not more than 10 Business Days prior to the Closing Date from the Secretary of State of its jurisdiction of incorporation or organization and for each state in which the Company or such Subsidiary (as applicable) is qualified to do business as a foreign Person;

(vii) all instruments and documents necessary to release any and all Liens regarding the properties and assets of the Company and any of its Subsidiaries, other than Permitted Liens, including appropriate UCC financing statement amendments (termination statements);.

(viii) affidavits of non-foreign status from each of the Stockholders that complies with Section 1445 of the Code; and

(ix) such other documents (e.g., estoppel certificates and lien searches) as Purchaser shall reasonably request.

(m) Investment Restriction and Non-solicitation Letter.  Certain of the Stockholders shall have executed and delivered to Purchaser an investment restriction and non-solicitation letter.

7.3 Additional Conditions to Obligations of the Stockholders.  The obligations of the Stockholders to effect the Transactions shall be subject to the satisfaction of the following additional conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Purchaser set forth in Article V shall be true and correct in all respects.

(b) Agreements and Covenants.  Purchaser shall have performed or complied with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at Closing.

(c) Consents.  Each of the Purchaser Third Party Consents shall have been received in form and substance reasonably satisfactory to the Company.

(d) Delivery of Purchase Price.  Purchaser shall have delivered the Purchase Price to the Representative as specified in Section 2.2(b).

Delivery of Escrow Fund/Repesentative Fund.  Purchaser shall have delivered the Escrow Fund and the Representative Fund to the Escrow Agent as specified in Section 2.2(b).

(e) Purchaser Officer’s Certificate.  Purchaser shall have delivered to the Company a certificate (as executed by each of (i) the chief executive officer of Purchaser and (ii) the chief financial officer of Purchaser), dated as of the Closing Date, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(f) Escrow Agreement.  Purchaser and the Escrow Agent shall have entered into and executed the Escrow Agreement.

ARTICLE VIII - REPRESENTATIVE

8.1 Appointment of Representative.  By executing this Agreement, each of the Stockholders irrevocably appoints, authorizes and empowers the Representative to be the exclusive proxy, representative, agent and attorney-in-fact of such Stockholder, with full power of substitution to act in the name, place and stead, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Stockholders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Related Documents, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Stockholders under this Agreement and the Related Documents, and each other agreement, document, instrument or certificate referred to herein or therein (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement or the Related Documents).  By executing this Agreement, the Representative accepts such appointment, authority and power.  Without limiting the generality of the foregoing, the Representative shall have the power to take any of the following actions on behalf of such Stockholders: (i) to give and receive notices, communications and consents under this Agreement and the Related Documents; (ii) to receive and distribute payments pursuant to this Agreement and the Related Documents, including disbursement of the Representative Fund on behalf of the Stockholders; (iii) to waive any provision of this Agreement and the Related Documents; (iv) to assert any claim or institute any Action; (v) to investigate, defend, contest or litigate any Action initiated by any Person against the Representative; (vi) to receive process on behalf of any or all such Stockholders in any such Action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with Orders of Courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Related Documents; (viii) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Related Documents, whether from the Representative Fund or otherwise; and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 8.1 and the transactions contemplated hereby.

8.2 Resignation.  The Representative may resign by providing thirty (30) days prior written notice to each Stockholder and Purchaser.  Upon the resignation of the Representative, a majority-in-interest of the Stockholders shall appoint a replacement Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Representative notifying Purchaser in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and Purchaser shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Representative as set forth in such written notice.

ARTICLE IX - EXPENSES

9.1 Sales Taxes.  For purposes hereof, all sales, transfer and similar Taxes (but excluding any Taxes resulting from income received or required to be recognized by any of the recipients of any portion of the Purchase Price), if any, (i) incurred by Purchaser as a result of the consummation of the Transactions shall be payable by Purchaser and (ii) incurred by the Company or any Stockholder as a result of the consummation of the Transactions shall be payable by the Stockholders.

9.2 Expenses.

(a) Except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal, accounting and investment banking fees (“Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Transactions are consummated.

(b) All Closing Date Company Transaction Expenses shall be paid as part of the Closing pursuant to instructions provided by the Stockholders and the Company for the payment thereof.

(c) Notwithstanding anything to the contrary set forth in this Agreement, all fees and expenses of the Escrow Agent shall be paid as set forth in the Escrow Agreement.

ARTICLE X -  POST-CLOSING INDEMNIFICATION; SURVIVAL

10.1 Stockholders’ Indemnification.

(a) Subject to the limitations set forth in this Article X, the Stockholders, severally and jointly, shall indemnify and hold harmless Purchaser, all of its Subsidiaries and Affiliates, and their respective directors, officers, employees, agents and representatives, and their respective successors and assigns (the “Purchaser Group”), from and against, and pay to the applicable member of the Purchaser Group the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including the costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), based upon, attributable to, arising out of or caused by any of the following:

(i) Misrepresentation.  Any failure of any of the representations or warranties made by the Company or the Stockholders in this Agreement or in any Company Document to be true and correct.

Nonperformance.  Any breach, failure or refusal by or on the part of the Company or the Stockholders to satisfy or perform any covenant, agreement or term of this Agreement or any Company Document required to be satisfied or performed by it.

(ii) Environmental Law.  Any condition, act or omission by the Company or any of its Subsidiaries or any predecessor thereof or related to the operations of the Company or any of its Subsidiaries or any predecessor thereof at any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or predecessor thereof that creates any such Losses under or pursuant to any Environmental Law (including any loss of use of property (whether real or personalty) of the  Company or any of its Subsidiaries), whether known or unknown, accrued or contingent, to the extent existing on or prior to the Closing Date; provided, however, that any claims for indemnity based on this clause (c) must be brought prior to the sixth anniversary of the Closing Date; and provided, further, that from and after the Closing neither the Purchaser nor any of its Affiliates (including, without limitation, the Company and its Subsidiaries) shall knowingly release, modify or waive the rights, benefits, or covenants, if any, to which the Company or any of its Subsidiaries would be entitled pursuant to (i) that certain Brownfields Covenant Not to Sue Agreement dated April 14, 2006 entitled In the Matter of Preferred Real Estate Investments, Inc. Redevelopment of 34 Forest Street, Attleboro, Massachusetts, or (ii) that certain Purchase and Sale Agreement between Texas Instruments and Preferred Real Estate Investments, Inc, in each case to the extent that such release, modification or waiver shall create additional or increased liability of the Stockholders pursuant to this Section 10.1(a)(iii).

(iii) Expenses/Indebtedness.  Any Company Transaction Expenses (other than those Closing Company Transaction Expenses paid as part of the Closing), Indebtedness (other than the Closing Indebtedness paid as part of the Closing) or other fees, commissions or like payments, including, without limitation, those of any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Stockholders or the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (other than Closing Company Transaction Expenses).

(iv) Reorganization.  Any Liability, condition or circumstance based upon, relating to, arising from or in connection with the creation, existence, assets, properties, conditions, results, operations and/or cessation of any thereof of Holdings-I, Holdings-II and/or Holdings-III, the occurrence of the Reorganization and the Merger Agreement.

(v) Hazelhurst Lease.  Any Liability of the Company or any of its Subsidiaries attributable to or arising from that certain Lease, dated as of July 1, 2002, between Mustang Partners, LLC (and any applicable successor in interest thereto) and PFI, LLC, as amended, supplemented or otherwise modified from time to time (including as set forth in that certain Commercial Sublease, dated as of August 10, 2007, between PFI, LLC and Furniture Systems & Cubicles, Inc., the “Hazelhurst Sublease”) relating to the real property located at 10685 Hazelhurst in Houston, Texas (the “Hazelhurst Lease”); provided, however, that the Stockholders’ obligations in respect of any such Liability shall be reduced, but not below zero, to the extent of any proceeds received by the Company or any of its Subsidiaries from and after the Closing Date pursuant to the
Hazelhurst Sublease.  For the avoidance of doubt, it is the intention of the parties that after taking into account (I) all payments of any kind or nature required to be made by the Purchaser or any of its Subsidiaries (including the Company and any of its Subsidiaries) based upon, attributable to, arising out of or caused by the Hazelhurst Lease (including ordinary monthly lease payments) from and after the Closing Date and (II) all payments of any kind or nature received by the Purchaser or any of its Subsidiaries (including the Company and any of its Subsidiaries) pursuant to the Hazelhurst Sublease (including ordinary monthly sublease payments) from and after the Closing Date, the Liability of the Purchaser and its Subsidiaries (including the Company and its Subsidiaries) shall be capped at an aggregate amount equal to zero dollars and no cents ($0) and the Stockholders shall be responsible for all Liability in excess thereof.

(b) Subject to the limitations set forth in this Article X, the Stockholders, severally and not jointly, shall indemnify and hold harmless each member of the Purchaser Group from and against, and pay to the applicable member of the Purchaser Group the amount of, any and all Losses based upon, attributable to, arising out of or caused by any of the following:

(i) Misrepresentation.  Any failure of any of the representations or warranties made by such Stockholder in any Stockholder Document to be true and correct.

(ii) Nonperformance.  Any breach, failure or refusal by or on the part of such Stockholder to satisfy or perform any covenant, agreement or term of any Stockholder Document required to be satisfied or performed by such Stockholder.

(c) For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

10.2 Purchaser’s Indemnification.  Subject to the limitations set forth in this Article X, from and after the Closing Date, Purchaser shall indemnify and hold harmless the Stockholders and their respective directors, officers, employees, agents and representatives, and their respective successors and assigns (the “Stockholder Group”), from and against, and pay to the applicable member of the Stockholder Group the amount of, any and all Losses, based upon, attributable to, arising out of or caused by any of the following:

(a) Misrepresentation.  Any failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct.

(b) Nonperformance.  Any breach, failure or refusal by or on the part of Purchaser to satisfy or perform any covenant, agreement or term of this Agreement or any Purchaser Document required to be satisfied or performed by it.

(c) Expenses.  Any fees, commissions or like payments, including, without limitation, those of any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions.

10.3 Indemnification Procedures.  With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which the Stockholder Group or Purchaser Group, as the case may be (the “Indemnitee”) is entitled to indemnification from Purchaser or the Stockholders, as the case may be (the “Indemnitor”) under Section 10.1 or Section 10.2:

(a) Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided that no failure to provide Indemnification Notice shall excuse the Indemnitor from, or otherwise release, waive or affect, its obligations under this Article X except to the extent such failure prejudices Indemnitor.

(b) If a third party action, suit, claim or demand is involved and the Indemnitor shall have acknowledged in writing to the Indemnitee its unqualified obligation to indemnify the Indemnitee as provided hereunder, then, upon receipt of the Indemnification Notice, the Indemnitor may elect, at its expense and through counsel of its choice that is not reasonably objected to by the Indemnitee, to promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee is a member of the Purchaser Group and there is a legal conflict of interest between Indemnitor and Indemnitee or additional defenses available to Indemnitee not available to Indemnitor as provided in an opinion of Indemnitee’s counsel which Indemnitee shall provide to Indemnitor, then the Indemnitee may, at its option and through counsel of its choice, and at the Indemnitor’s expense, assume control of its own Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; provided further, however, that the Indemnitee shall only have the right to settle, adjust or compromise the defense with Indemnitor’s written consent, which consent may not be unreasonably withheld or delayed; (iii) the Indemnitor shall not consent to any judgment, compromise or agree to any settlement or permit a default entry of judgment, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld (provided that it shall not be unreasonable to withhold consent unless such judgment, compromise or settlement provide the Indemnitee an unqualified release from all Liability in respect of the applicable Indemnification Matter); and (iv) if the Indemnitor fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify the Indemnitee for an applicable Indemnification Matter, does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense diligently and in good faith, the Indemnitee may, at its option and through a single counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense.  In any event, the Indemnitor and the Indemnitee shall reasonably cooperate with each other in connection with the Defense including by furnishing reasonable access to documentary or other evidence as is reasonably requested by the other.

(c) All amounts owed by an Indemnitor to an Indemnitee (if any) shall be paid in full (in immediately available funds) within five (5) business days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed; provided, however, that payment with respect to any Indemnification Matter arising pursuant to Sections 10.1(a)(i)-(iii) and (vi) shall be paid out of the Escrow Fund to the extent such funds remain for payment thereof.

10.4 Limits on Indemnification.  The Indemnitor’s liability under Section 10.1 and Section 10.2 shall be limited as follows:

(a) Deductible.  No amount shall be payable by an Indemnitor under Sections 10.1(a)(i) and 10.1(b)(i) unless and until the aggregate amount of Losses otherwise payable by the Stockholders thereunder exceeds the Deductible.  No amount shall be payable by an Indemnitor under Section 10.2(a) unless and until the aggregate amount of Losses otherwise payable by Purchaser  thereunder exceeds the Deductible.  At such time as the total amount payable by the applicable Indemnitor(s) exceeds the Deductible, in the aggregate, the Indemnitees shall be entitled to be indemnified against the amount of all Losses in excess of the Deductible.  The foregoing provisions of this Section 10.4(a) shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties (i) with respect to the Stockholders, set forth in Sections 3.1 (Title to Shares), 3.2 (Authority of Stockholder), 3.3 (Enforceability) and 3.6 (Financial Advisors), (ii) with respect to the Company, set forth in Sections 4.1 (Organization, Good Standing, Qualification and Power), 4.2 (Subsidiaries), 4.4 (Capitalization), 4.5 (Authorization; Binding Obligation), 4.13(b) (Title to Properties), Section 4.14(e)-(k), (o) and (t) (Employee and Benefit Matters), 4.17 (Tax Liabilities), and 4.19 (Brokers), and (iii) with respect to Purchaser, Sections 5.1 (Organization, Good Standing and Qualification), 5.3 (Authorization; Binding Agreement) and 5.8 (Financial Advisors) (collectively, the “Fundamental Representations”).

(b) Cap.  Any and all indemnification payments required to be made pursuant to Sections 10.1(a)(i) and 10.1(b)(i) shall be capped at an aggregate amount  of Four Million Eight Hundred Seventy-Five Thousand Dollars and Zero Cents ($4,875,000.00) (the “Cap”) and any and all indemnification payments required to be made pursuant to Section 10.2(a) shall be capped at an aggregate amount equal to the Cap.  The foregoing provisions of this Section 10.4(b) shall not apply to Losses related to the failure to be true and correct of any of the Fundamental Representations. The indemnification obligations of any Stockholder for Losses under this Article X shall not exceed, and shall be capped at, the amount of the Purchase Price received by such Stockholder.

(c) Calculation of Losses.  The amount of any Losses for which indemnification is provided to an Indemnitee under this Article X shall be net of any (i) tax benefit actually realized to such Indemnitee based on a calculation of the tax liability of such Indemnitee with and without such Loss, and (ii) any insurance proceeds actually received (in each case, net of any costs of collection or increased premiums relating thereto, provided that the Indemnitee uses commercially reasonable efforts to obtain such proceeds); provided, however, that clause (ii) shall apply only if the effect of such provision does not constitute an impermissible waiver of the insurer’s rights of subrogation against the Indemnitee.  Purchaser, the Company and the Stockholders agree to treat any indemnification payments received pursuant to this Agreement for all income tax purposes as an adjustment to the Purchase Price.

(d) Consequential and Punitive Damages.  Notwithstanding anything to the contrary contained in this Agreement, no Indemnitor shall be liable for consequential, special, incidental or punitive damages to an Indemnitee.

No Contribution or Recourse.  The Stockholders shall have no right of contribution or other recourse against the Company or its Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any claim or demand asserted by any third party in respect of which indemnification may be sought by a member of the Purchaser Group under Section 10.1, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Group.

(e) Duplicate Losses.  No member of the Purchaser Group shall be entitled to indemnification of amounts pursuant to Section 10.1 to the extent such Losses were included in the calculation of Closing Working Capital for purposes of determining the adjustment (if any) pursuant to Section 2.5.

10.5 Survival of Representations and Warranties.  Except as set forth in this Agreement, any Related Document, any Company Documents, Stockholder Documents or Purchaser Document, no party hereto makes any representation or warranty to any other party hereto.  All representations and warranties of the Stockholders, the Company and Purchaser contained in this Agreement, any Related Document, any Company Documents, Stockholder Documents or Purchaser Documents shall survive the Closing through and including the first (1st) anniversary of the Closing Date; provided, however, that the Fundamental Representations of each thereof shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof;  provided, further, however, that any obligations hereunder shall not terminate with respect to any Losses as to which the Indemnitee shall have given notice to the Indemnitor before the termination of the applicable survival period therefor.

10.6 Tax Matters.

(a) Tax Indemnification.  The Stockholders hereby agree, jointly and severally, to be liable for and to indemnify and hold the Purchaser Group harmless from and against, and pay to the applicable member of the Purchaser Group the amount of any and all Losses in respect of (i) all Taxes of the Company and its Subsidiaries (or any predecessor thereof) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 10.6(c)); (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); and (iii) the failure of any of the representations and warranties contained in Section 4.17 to be true and correct in all respects or the failure to perform any covenant contained in this Agreement with respect to Taxes; provided that Purchaser has complied with Section 10.6(b)(i).

(b) Filing of Tax Returns; Payment of Taxes.

(i) Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and its Subsidiaries for any taxable period ending after the Closing Date and, subject to the rights to payment from the Stockholders under Section 10.6(b)(ii), pay or cause to be paid all Taxes shown due thereon.  Purchaser shall cause such Tax Returns to be filed on a basis consistent with past tax periods of the Company and its Subsidiaries (other than the deconsolidation of the Company and its Subsidiaries from a consolidated group including certain Stockholders and their Affiliates for Tax Purposes) unless otherwise required by applicable Laws.  HMK Enterprises, Inc. shall cause to be timely filed all Tax Returns (including, without limitation, as part of its consolidated combined Tax Return) required to be filed with respect to the Company and its Subsidiaries for any taxable period ending on or before the Closing Date and pay or cause to be paid all Taxes shown due thereon.

(ii) Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 10.6(b)(i), the Stockholders shall pay to Purchaser the amount of Taxes, as reasonably determined by Purchaser, owed by the Stockholders pursuant to the provisions of Section 10.6(a).  No payment pursuant to this Section 10.6(b)(ii) shall excuse the Stockholders from its indemnification obligations pursuant to Section 10.6(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Stockholders’ payment under this Section 10.6(b)(ii).  The Company and its Subsidiaries shall reasonably cooperate with HMK Enterprises, Inc. so that it may prepare and file any Tax Returns required to be filed by it under Section 10.6(b)(i).  HMK Enterprises, Inc. shall provide Purchaser, on behalf of the Company and its Subsidiaries, with a reasonable opportunity (not later than five (5) Business Days prior to the filing due date therefor) to review the content of any Tax Returns required to be filed by it under Section 10.6(b)(i) to the extent of any elections or information provided therein for the Company and its Subsidiaries.

(c) Straddle Period Tax Allocation.  The Company will, unless prohibited by applicable Law, close the taxable period of the Company and its Subsidiaries as of the close of business on the Closing Date.  If applicable Law does not permit the Company or a Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Stockholders for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d) Tax Audits.

(i) If notice of any legal proceeding with respect to Taxes of the Company or any of its Subsidiaries (a “Tax Claim”) shall be received by any party for which another party may reasonably be expected to be liable pursuant to Section 10.6(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 10.6 except to the extent that the other party is actually prejudiced thereby.

(ii) Purchaser shall have the right, at the expense of the Stockholders to the extent such Tax Claim is subject to indemnification by the Stockholders pursuant to Section 10.6(a) hereof, to represent the interests of the Company and its Subsidiaries in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of the Stockholders, which consent shall not be unreasonably withheld.

(e) Disputes.  Any dispute as to any matter covered by this Section 10.6 shall be resolved by an independent accounting firm mutually acceptable to the Representative and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Stockholders, on the one hand, and the Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(f) Time Limits.  Any claim for indemnity under this Section 10.6 may be made at any time prior to ninety (90) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(g) Refunds.  Any Tax refunds that are received by the Company or any of its Subsidiaries attributable or relating to Taxes of the Company or its Subsidiaries for Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Stockholders, and Purchaser shall pay over to the Representative (for the benefit of the Stockholders pro rata) any such refund within ten (10) Business Days after receipt thereof.

(h) Exclusivity.  The indemnification provided for in this Section 10.6 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.17.  In the event of a conflict between the provisions of this Section 10.6, on the one hand, and the provisions of Sections 10.1 through 10.5, on the other, the provisions of this Section 10.6 shall control.

10.7 Sole and Exclusive Remedy.  Except for claims for intentional acts of fraud by the Company or any Stockholder, from and after the Closing, the sole and exclusive remedy for all Losses relating to this Agreement or the transactions contemplated hereby shall be indemnification under this Article X.  Notwithstanding the foregoing, this Section 10.7 shall not (i) operate to interfere with or impede the operation under Section 2.5 or this Article X for the resolution of certain disputes and payment of funds in respect thereof or (ii) limit the rights of the parties to seek non-monetary equitable remedies (including specific performance or injunctive relief) pursuant to Section 6.5 hereof.

ARTICLE XI - MISCELLANEOUS

11.1 Entire Agreement.  This Agreement, together with its schedules and exhibits, the Company Documents, Stockholder Documents, Purchaser Documents, the Related Documents and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written.

11.2 Amendment and Waiver.  This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Purchaser and the Representative.  Any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder or waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  No action taken, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement.

11.3 Assignment.  No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the right to seek indemnification hereunder) to any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business of the Company and/or the Subsidiaries (provided that Purchaser remains liable for its obligations hereunder).  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

11.4 Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

11.5 Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.  Except as otherwise provided under Sections 2.5 and 10.6(e), each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the Courts of the Commonwealth of Massachusetts, for the purpose of any Action arising out of or relating to this Agreement.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such Court or any defense of inconvenient forum for the maintenance of such Action.  Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 11.9 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Document or any transaction contemplated hereby.

11.6 Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.  Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement.  Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedy, except that the provisions of Section 6.6 shall inure to the benefit of the Persons referred to therein.

11.7 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Purchaser:                     DXP Enterprises, Inc.
                7272 Pinemont Drive
                Houston, TX 77040
                Attention: David R. Little, Chief Executive Officer

With copies to:         Looper Reed & McGraw
                1300 Post Oak Blvd., Suite 2000
                Houston, TX 77056
                Attention:  Gary A. Messersmith

If to the Company:                Vertex Corporate Holdings, Inc.
c/o PFI, LLC d/b/a Vertex Fasteners
525 Pleasant Street
Attleboro, MA  02703
Attention:  David M. Hirsch, CEO

With copies to:                     Roberts, Carroll, Feldstein & Peirce
10 Weybosset Street – 8th Floor
Providence, RI  02903
Attention:  Edward D. Feldstein, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA  02111
Attention:  Daniel H. Follansbee, Esq.

If to Representative:            Watermill-Vertex Enterprises, LLC
c/o The Watermill Group
One Cranberry Hill
750 Marrett Road, Suite 401
Lexington, MA  02421

With copies to:                     Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention:  Daniel H. Follansbee, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, and (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

11.9 Representation by Counsel.  Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

11.10 Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Headings.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
11.11 Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.  Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Stock Purchase Agreement by their duly authorized representatives as of the date first written above.

PURCHASER:

DXP ENTERPRISES, INC.

By:  /s/ David R. Little
Name:  David R. Little
Title:  Chief Executive Officer

COMPANY:

VERTEX CORPORATE HOLDINGS, INC.

By:  /s/ Steven E. Karol
Name:  Steven E. Karol
Title:

NOW, THEREFORE, the parties hereto have executed this Stock Purchase Agreement by their duly authorized representatives as of the date first written above.

REPRESENTATIVE:

WATERMILL-VERTEX ENTERPRISES, LLC

By:  /s/ Steven E. Karol
Name:  Steven E. Karol
Title:

STOCKHOLDERS:

WATERMILL-VERTEX PARTNERS, L.P.

By:  /s/ Steven E. Karol
Name:  Steven E. Karol
Title:

HMK Enterprises, Inc.

By:  /s/ Steven E. Karol
Name:  Steven E. Karol
Title:

  /s/ Steven E. Karol
Steven E. Karol

The SEK Limited Partnership

By:  /s/ Steven E. Karol
Name:  Steven E. Karol
Title:

PALOMINO PARTNERS, LLC

By:  /s/ David M. Hirsch
Name:  David M. Hirsch
Title:  President

  /s/ Robert Ackerman
Robert Ackerman

  /s/ Monte Haymon
Monte Haymon

NOW, THEREFORE, the parties hereto have executed this Stock Purchase Agreement by their duly authorized representatives as of the date first written above.

  /s/ Timothy Eburne
Timothy Eburne

  /s/ Jane Karol   Howard Cooper
Jane Karol and Howard Cooper, as Joint Tenants with Right of Survivorship

  /s/ Lisa Velardo
Lisa Velardo

  /s/ Benjamin P. Procter
Benjamin P. Procter

  /s/ Peter D’Entremont
Peter D'Entremont

  /s/ Brett L’Esperance
Brett L'Esperane